Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Surpasses $10 Billion in Revenue in Another Record Year of Sales, Earnings and Cash Flow From Operating Activities

—	Reports 18.7 Percent Increase in Fourth Quarter EPS to $1.84

—	Company guidance projects another record year in fiscal 2008

CLEVELAND, August 1, 2007 — Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported record results for the year and the fourth quarter. These results mark the fourth year in a row Parker has reported records in sales, earnings and cash flow from operating activities.

For the 2007 fiscal year, the company surpassed $10 billion in sales for the first time in its 89 year history. Sales reached a record $10.7 billion, an increase of 14.2 percent from $9.4 billion in the previous year. Income from continuing operations increased 30 percent to $830.0 million compared to $638.3 million a year ago, and earnings per diluted share from continuing operations increased 32.8 percent to $7.01 compared to $5.28 a year ago. Cash flow from operating activities reached a record $955.0 million, or 8.9 percent of sales.

For the fourth quarter of fiscal 2007, sales increased 9.8 percent to $2.9 billion, compared to $2.6 billion in the same period last year. Fourth quarter income from continuing operations increased 15.6 percent to $217.2 million compared to $187.9 million a year ago, and fourth quarter earnings per diluted share from continuing operations increased 18.7 percent to $1.84 from $1.55 a year ago.

“I want to thank our employees for their continued commitment to premier customer service, profitable growth and financial performance,” said Chairman, CEO and President Don Washkewicz. “These three pillars of Parker’s Win Strategy enabled us to deliver record quarterly and annual results for our shareholders.”

“In surpassing the $10 billion sales milestone, we continue to demonstrate our propensity to grow. Our compound annual growth rate over the last 35 years is in excess of 11 percent. This year, we grew by more than 14 percent, or more than three times GDP. This exceeded our Win Strategy goal to grow both organically and through disciplined acquisitions at a 10 percent compound annual rate. Of the 14 percent growth, 5 percent was organic, 6 percent was from strategic acquisitions, and the remainder was from the effects of foreign currency exchange rates. We’re especially pleased with gains we’ve made in our Industrial International segment, where revenues grew by 34 percent and operating income grew by 51 percent. Margins in this segment also reached an all time high and continue to approach those in our North American segment. Overall, our revenues and profits are more balanced regionally than ever before, which speaks to the growing demand around the world for our motion and control technologies. By executing our Win Strategy, we delivered record earnings per share in the quarter and for the year. Total shareholder return for the year was 28 percent, or 35 percent higher than the S&P 500, and our return on invested capital remains at the top quartile among our peers.”

“We also generated close to $1 billion in annual cash flow from operating activities, which allowed us to both maintain our strong balance sheet and use cash wisely to invest in our company. We continued to invest in strategic acquisitions this year, purchasing eleven companies that added nearly $260 million in annualized revenues. We spent $433 million to repurchase 5.4 million shares, and we made discretionary contributions of $161 million to our pension funds. In fiscal 2007, we increased dividends 13 percent, paying out approximately $121 million to shareholders, maintaining our dividend increase record that spans 51 years.”

Segment Results

In the Industrial North America segment, fourth-quarter sales decreased 1.6 percent to $1.1 billion, and operating income decreased 0.4 percent from the prior year to $164.6 million. For the full year, Industrial North America sales increased 1.8 percent to $4.1 billion, and operating income increased 0.2 percent from the prior year to $598.4 million.

In the Industrial International segment, fourth-quarter sales increased 30.3 percent to $1.1 billion, and operating income increased 34.9 percent from the prior year to $143.4 million. For the full year, Industrial International sales increased 34.4 percent to $3.9 billion, and operating income increased 50.7 percent from the prior year to $533.1 million.

In the Aerospace segment, fourth-quarter sales increased 5.9 percent to $444.6 million, and operating income increased 4.5 percent from the prior year to $67.3 million. For the full year, Aerospace sales increased 12.0 percent to $1.7 billion, and operating income increased 22.1 percent from the prior year to $269.9 million.

In the Climate & Industrial Controls segment, fourth-quarter sales decreased 0.7 percent to $291.9 million, and operating income decreased 18.3 percent from the prior year to $25.3 million. For the full year, Climate & Industrial Controls sales increased 8.4 percent to $1.1 billion, and operating income decreased 1.1 percent from the prior year to $82.3 million.

Orders

In addition to financial results, Parker also reported an increase of 3 percent in total orders for the quarter ending June 30 compared to the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders decreased 3 percent in the Industrial North America segment versus the same quarter a year ago.

•	Orders increased 14 percent in the Industrial International segment versus the same quarter a year ago.

•	Orders increased 8 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders decreased 6 percent in the Climate and Industrial Controls segment versus the same quarter a year ago.

Outlook

For fiscal year 2008, the company issued guidance for earnings from continuing operations in the range of $7.20 to $7.60 per diluted share.

“Our employees have embraced The Parker Win Strategy as a proven roadmap to operational success and profitable growth,” added Washkewicz. “We remain uniquely positioned to meet the needs of both the OEM and MRO segments of the many diversified global motion and control markets we serve. Going forward, we expect to continue providing solid, dependable performance.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal fourth-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $10 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw- material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

# # #

PARKER HANNIFIN CORPORATION - JUNE 30, 2007

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2007	2006	2007	2006
Net sales	$2,874,365	$2,616,732	$10,718,059	$9,385,888
Cost of sales	2,223,756	2,053,991	8,272,949	7,367,618

Gross profit	650,609	562,741	2,445,110	2,018,270
Selling, general and administrative expenses	333,434	277,087	1,226,861	1,036,646

Income from operations	317,175	285,654	1,218,249	981,624
Interest expense	21,535	18,667	83,414	75,763
Other (income) expense, net	(2,294)	1,661	(24,447)	5,903

Income from continuing operations before income taxes	297,934	265,326	1,159,282	899,958
Income taxes	80,748	77,445	329,236	261,682

Income from continuing operations	217,186	187,881	830,046	638,276
Discontinued operations		6,007		34,891

Net income	$217,186	$193,888	$830,046	$673,167

Earnings per share:
Basic earnings per share from continuing operations	$1.88	$1.57	$7.13	$5.35
Discontinued operations		.05		.30

Basic earnings per share	$1.88	$1.62	$7.13	$5.65

Diluted earnings per share from continuing operations	$1.84	$1.55	$7.01	$5.28
Discontinued operations		.04		.29

Diluted earnings per share	$1.84	$1.59	$7.01	$5.57

Average shares outstanding during period - Basic	115,652,989	119,687,216	116,428,885	119,211,192
Average shares outstanding during period - Diluted	117,896,867	121,572,305	118,329,927	120,884,182

Cash dividends per common share	$.26	$.23	$1.04	$.92

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Industrial:
North America	$1,054,987	$1,071,719	$4,063,889	$3,993,370
International	1,082,960	831,200	3,900,628	2,902,508
Aerospace	444,558	419,875	1,685,431	1,504,922
Climate & Industrial Controls	291,860	293,938	1,068,111	985,088

Total	$2,874,365	$2,616,732	$10,718,059	$9,385,888

Segment operating income
Industrial:
North America	$164,583	$165,185	$598,405	$597,204
International	143,380	106,318	533,136	353,760
Aerospace	67,309	64,430	269,931	221,005
Climate & Industrial Controls	25,297	30,974	82,316	83,256

Total segment operating income	$400,569	$366,907	$1,483,788	$1,255,225
Corporate general and administrative expenses	57,909	40,220	179,077	133,695

Income from continuing operations before interest expense and other	342,660	326,687	1,304,711	1,121,530
Interest expense	21,535	18,667	83,414	75,763
Other expense	23,191	42,694	62,015	145,809

Income from continuing operations before income taxes	$297,934	$265,326	$1,159,282	$899,958

PARKER HANNIFIN CORPORATION - JUNE 30, 2007

CONSOLIDATED BALANCE SHEET

	June 30,
(Dollars in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$172,706	$171,553
Accounts receivable, net	1,737,748	1,592,323
Inventories	1,265,802	1,182,878
Prepaid expenses	69,655	64,238
Deferred income taxes	140,264	127,986

Total current assets	3,386,175	3,138,978
Plant and equipment, net	1,736,372	1,693,794
Goodwill	2,254,069	2,010,458
Intangible assets, net	595,607	471,095
Other assets	469,190	859,107

Total assets	$8,441,413	$8,173,432

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$195,384	$72,039
Accounts payable	788,560	770,665
Accrued liabilities	788,562	698,014
Accrued domestic and foreign taxes	152,739	140,387

Total current liabilities	1,925,245	1,681,105
Long-term debt	1,089,916	1,059,461
Pensions and other postretirement benefits	354,398	811,479
Deferred income taxes	114,219	118,544
Other liabilities	245,970	261,640
Shareholders’ equity	4,711,665	4,241,203

Total liabilities and shareholders’ equity	$8,441,413	$8,173,432

CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended June 30,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	$830,046	$673,167
Net (income) from discontinued operations		(34,891)
Depreciation and amortization	294,566	280,971
Stock-based compensation	33,203	33,448
Net change in receivables, inventories, and trade payables	(86,663)	(36,278)
Net change in other assets and liabilities	(51,585)	68,517
Other, net	(64,560)	(27,036)
Discontinued operations		(3,259)

Net cash provided by operating activities	955,007	954,639

Cash flows from investing activities:
Acquisitions (net of cash of $15,591 in 2007 and $42,429 in 2006)	(378,639)	(835,981)
Capital expenditures	(237,827)	(198,113)
Proceeds from sale of businesses		92,715
Other, net	36,705	20,236
Discontinued operations		(100)

Net cash (used in) investing activities	(579,761)	(921,243)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(364,339)	16,931
Net proceeds from (payments of) debt	107,073	(101,480)
Dividends	(121,263)	(109,643)

Net cash (used in) financing activities	(378,529)	(194,192)

Effect of exchange rate changes on cash	4,436	(3,731)

Net increase (decrease) in cash and cash equivalents	1,153	(164,527)
Cash and cash equivalents at beginning of period	171,553	336,080

Cash and cash equivalents at end of period	$172,706	$171,553